WANDEL & GOLTERMANN TECHNOLOGIES, INC.

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     NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD AUGUST   , 1998
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To Our Shareholders:



     Notice is hereby given that a Special Meeting of Shareholders (the "Special Meeting") of Wandel & Goltermann Technologies, Inc., a North Carolina corporation (the "Company"), will be held on August , 1998 at 10:00 a.m., local
time, at                      , for the following purposes:


(1) To consider and vote on a proposal to approve an Agreement and Plan of Merger pursuant to which WG Merger Corp. ("WGMC"), a newly-formed North Carolina corporation that is a wholly-owned subsidiary of Wandel & Goltermann Management Holding GmbH, a German limited liability company ("WG Holding"), will be merged with and into the Company and each outstanding share of the Company's common stock (other than shares held by WG Holding and shares held by shareholders who have properly perfected their dissenters' rights) will be converted into the right to receive $15.90 in cash. A copy of the Agreement and Plan of Merger dated as of March 28, 1998 is attached as Appendix A to and is described in the accompanying Proxy Statement.

(2) To consider and act upon such other matters as may properly come before the Special Meeting.


     The Board of Directors has determined that only holders of the Company's common stock of record at the close of business on July , 1998, are entitled to notice of, and to vote at, the Special Meeting.


                                               By Order of the Board of
                                               Directors



                                               BERT KUTHE,
                                               Vice President-Finance and
                                               Secretary


                            YOUR VOTE IS IMPORTANT

If you are unable to attend the meeting, please date, sign and return the accompanying proxy card promptly in the enclosed envelope which requires no postage if mailed in the United States. Please do not send in any share certificates at this time. Upon approval of the Merger, you will be sent instructions regarding the procedures to exchange your share certificates for the consideration to be paid.

Any shareholder (other than WG Holding) will have the right to dissent from the consummation of the transactions contemplated by the Agreement and Plan of Merger and to receive payment of the "fair value" of his or her shares upon compliance with the procedures set forth in Chapter 55, Article 13 of the General Statutes of North Carolina. See "RIGHTS OF DISSENTING SHAREHOLDERS" in the accompanying Proxy Statement and the full text of Chapter 55, Article 13 which is attached as Appendix C to and is described in the accompanying Proxy Statement.